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                                                                    Exhibit 99.1

FORWARD-LOOKING STATEMENTS
The following letter to shareholders includes forward-looking statements such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and market or interest rate risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

Letter to Shareholders from the C.E.O.

February 28, 2005

Dear Shareholders,

In 2004, we continued to implement our growth and market expansion strategies successfully.

At Southwest Bancorp, we focus on converting our strategic vision into long-term shareholder value. This vision includes increasing our earnings and banking asset growth from carefully selected, higher growth markets in Texas and Kansas to capitalize on our strengths in serving medical, professional, and business customers. We believe that the effectiveness of these offices demonstrates our ability to compete in new markets using our standard business model. At year end, total Texas and Kansas loans were 31% of our total portfolio loans, which exclude loans held for sale. Our Oklahoma Banking and Secondary Market segments continued to contribute the majority of our assets and income. Overall, our diluted net income per share grew by 21% to $1.48, and our consolidated assets grew by 21% to $1.9 billion.

We achieved record earnings in 2004.

Southwest's record earnings growth for 2004 was primarily the result of significant loan growth and an increase in net interest income due to improved interest spread and margin. We continued to focus on increasing net interest income by prudent loan growth in our Oklahoma, Texas, and Kansas markets and in guaranteed student lending coupled with careful management of interest margins and funding. Other initiatives also contributed, including continued emphasis on appropriately pricing loan renewals, commercial loan participation sales, and service charge increases.

2004 Key Shareholder Value Measures

Net Income:                         $18.6 million, up 25%
Diluted Earnings per Share:         $1.48, up 21%
Book Value per Share:               $10.41, up 13%
Dividends per Share:                $0.28, up 12%
Return on Average Equity of 15.80%, up 121 basis points from 2003
Efficiency Ratio of 51.31%, an improvement of 364 basis points from 2003 Loans held for Sale of $354.6 million, up $136.1 million or 62%
Total Portfolio Loans of $1.3 billion, up $178.9 million or 16%
Allowance for Loan Losses of 1.23% of Total Portfolio Loans, up from 1.21% at year-end 2003

Our long-term growth continued in 2004.

Southwest became a public company in late 1993. Since year-end 1993, we have increased our net income at a compound rate of 14.51% per year; book value per share at 11.74% per year; diluted earnings per share at 10.78% per year; assets at 14.45% per year, and loans at 15.94% per year. Over the last five years, we have increased our net income at a compound rate of 16.01% per year; book value per share at 13.53% per year; diluted earnings per share at 15.18% per year; assets at 11.31% per year, and loans at 13.75% per year.

Our Banking Segments achieved substantial portfolio loan growth and net income.


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Other States Banking: We have established a business base and management teams designed to produce future growth in our Other States Banking segment. We expect this segment to provide an increasing share of overall banking segment assets. Our markets now include Dallas, Texas with two branches in Frisco and Preston Center; Austin with two branches at 3600 Bee Cave Road and Westlake Medical Center; the recently announced branch in San Antonio; the main office of our subsidiary, SNB Bank of Wichita, and a loan production office in Kansas City. For the year, Other States Banking provided $2.6 million to consolidated net income, up 44% from 2003, and had $386 million in banking assets, up $155.1 million or 67%.

Oklahoma Banking: Oklahoma City, Stillwater, and Tulsa are our core Oklahoma Banking markets. Segment assets were up slightly from 2003, while its income contribution decreased to $8.1 million, mainly as a result of increased provisions for loan losses and other expenses.

Our Secondary Market segment significantly increased its volume of student loans and its net income contribution for the year.

We achieved significant growth in our Secondary Market segment, which includes consumer mortgages and student lending. Southwest has been an active student lender for over 20 years. Most of the loans held for sale are generated by this segment. Although the mortgage market was up slightly at year-end, student lending contributed most of the segment growth, fueled mainly by growth in profitable private student loans insured by a subsidiary of SLM Corporation ("Sallie Mae"). The profitability of these private student loans will decrease significantly beginning in 2005, due to increases in servicing costs. But in 2004, they were the primary reason for a $4.9 million, or 87% increase in this segment's net income contribution of $10.4 million.

We are strongly committed to delivery of services that "make our customers money."

Our services include Business Mail Processing, Document Imaging, and Cash Management/Treasury Services. All these services are designed for the healthcare industry and other document-intensive businesses for use in providing measurable office management and cash management benefits, while allowing our customers to improve the quality of service to their patients, clients, and customers. They contribute to Southwest's ability to gain new noninterest-bearing deposits and to differentiate Southwest from its competitors.

We believe in our communities.

We also remain committed to the communities we serve. Southwest supports local, state and national service organizations and the arts financially, by donating many hours of voluntary assistance, and by providing leadership in each of our geographic markets.

The Board of Directors joins me in thanking you for your investment and support. We look forward to the future with high energy, a vision for success and dedication to increasing the value of your investment in Southwest.

Sincerely,

/s/ Rick Green